EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	DAVID TOVAR
(917) 663-2144

Illinois Court Reduces $12 Billion Bond

Philip Morris USA set to begin appeal; to make MSA payment to states

NEW YORK (April 14, 2003) – Madison County Circuit Court Judge Nicholas Byron today reduced the size of the bond that Philip Morris USA must provide in order to obtain a stay of execution of the judgment while the Price case is on appeal.

Judge Byron ordered an appeal bond secured by $800 million in cash payable in four equal quarterly installments of $200 million beginning September 2003, and a preexisting $6 billion long-term note to be placed in escrow pending the resolution of the case.

“This is an onerous but viable solution to this issue. It will allow Philip Morris USA to exercise its constitutional right to appeal, and to make this year’s payment under the Master Settlement Agreement with the states,” said William S. Ohlemeyer, Philip Morris USA vice president and associate general counsel. “We look forward to promptly beginning our appeal on the merits of this case.”

At issue was the company’s ability to obtain a $12 billion bond Judge Byron ordered last month pending Philip Morris USA’s appeal of the $10.1 billion judgment in the “lights” class action case, formerly known as the Miles case. The company had said it could not post a bond that large.

In addition, the company had said it was uncertain whether it would be able to meet its $2.6 billion payment due April 15 as part of its Master Settlement Agreement with the states without relief from the $12 billion bonding requirement. The company said today that it will make its payment on schedule.

In his order, Byron has directed Philip Morris USA to place in an escrow account with an Illinois financial institution its rights to a preexisting $6 billion long-term note. Future interest payments due on the note will be deposited into an account maintained by the Clerk of the Madison County Circuit Court. In addition, Philip Morris USA will deposit $800 million into the same account in four equal quarterly installments, between September 2003 and June 2004.

The $6 billion term note, issued in April 2002 by Philip Morris USA’s parent company, Altria Group, Inc., part of an inter-company financing arrangement, bears interest at the rate of seven percent; the principal is due and payable to Philip Morris USA in three equal installments on April 1 in years 2008, 2009 and 2010.

Beginning October 1, 2003, Philip Morris USA will place the $210 million interest received every six months into the county account. Interest will accrue on all cash deposited into the account.

In exchange, the Court ordered that enforcement of the $10.1 billion judgment “shall be stayed through the completion of all judicial review” up to, and including, the U.S. Supreme Court.

Neither the lawyers nor any members of the class will be entitled to any of the money held in the escrow account or the county account unless Judge Byron’s decision is upheld on appeal. If Philip Morris USA prevails on appeal, the escrowed note and all cash deposited with the Court will be returned to the company, with accrued interest less an administrative fee determined by the court.

Earlier this month, the company petitioned Judge Byron to reduce the bond required in order to stay execution of the judgment by the plaintiffs. Under Illinois Supreme Court rules regarding bonds, the trial court or other appellate courts have authority to reduce the bond required in order to stay enforcement of a judgment on appeal.

Judge Byron’s decision paving the way for the company to file its appeal came after considering the matter in closed-door hearings with Philip Morris USA and attorneys for the plaintiffs.

“We want to appeal the Court’s decision, as well as the class-certification order that preceded it. “We believe that, once this case is reviewed by an appellate court, this verdict will be overturned because of the errors that occurred during trial,” Ohlemeyer said.

Ohlemeyer noted that federal and state courts have almost uniformly rejected class actions in cigarette cases. Since the landmark Castano decision in 1996, courts have rejected class actions in 27 separate decisions, while allowing only three cases to go to trial.

“The issues that the Madison County court attempted to decide are national in scope and governed by federal laws and regulations. It is not appropriate for a state judge to substitute his judgment on these issues for those of the Congress and the U.S. Federal Trade Commission.”

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